ION reports first quarter 2018 results
Improved year-over-year momentum through modest revenue and strong backlog growth
Backlog grew 40% to $35 million compared to the first quarter 2017
7th consecutive quarter of break-even or better Adjusted EBITDA
HOUSTON – May 2, 2018 – ION Geophysical Corporation (NYSE: IO) today reported revenues of $33.5 million in the first quarter 2018, a 3% increase compared to revenues of $32.6 million one year ago. ION’s net loss was $18.4 million, or $(1.44) per share, compared to a net loss of $23.3 million, or $(1.98) per share in the first quarter 2017. Excluding special items in both periods, the Company reported an Adjusted net loss of $17.2 million, or $(1.34) per share, compared to an Adjusted net loss of $18.3 million, or $(1.55) per share in the first quarter 2017. A reconciliation of special items to the financial results can be found in the tables of this press release.
The Company reported Adjusted EBITDA of $0.1 million for the first quarter 2018, a slight improvement to the break-even Adjusted EBITDA one year ago. A reconciliation of Adjusted EBITDA to the closest comparable GAAP numbers can be found in the tables of this press release.
Net cash flows from operations were $0.6 million during the first quarter 2018, compared to $1.8 million in the first quarter 2017. Total net cash flows, including investing and financing activities, were $(1.3) million, compared to $(3.2) million in the first quarter 2017. The net cash flows for the first quarter 2018 reflect the $47.2 million of net proceeds received from the Company’s equity offering. A portion of those proceeds were used to retire the $28.5 million of third lien notes prior to their maturity in May 2018. The Company also repaid the $10.0 million of outstanding indebtedness under its credit facility during the first quarter. As a result of the Company’s first quarter 2018 debt repayments, only $1.0 million of current debt remained outstanding at March 31, 2018, and the Company’s remaining long-term debt is $120.6 million of second lien notes that mature in December 2021.
At March 31, 2018, the Company had total liquidity of $74.4 million, consisting of $50.8 million of cash on hand and $23.6 million of available and undrawn borrowing base under its revolving credit facility. At March 31, 2018, there was no indebtedness outstanding under the credit facility. Although the Company experienced an increase in its combined accounts and unbilled receivables from one year ago, those increases were part of the Company’s foreign operations, which were not included in the borrowing base calculation.
Brian Hanson, ION’s President and Chief Executive Officer, commented, “Our first quarter financial results were consistent with our expectations on the last earnings call. Our customers were still finalizing capital budgets late into the quarter, which delayed meaningful technical and commercial discussions until mid-March and is why the first quarter is typically our lowest in revenues and Adjusted EBITDA. I am extremely pleased that our backlog growth year-over-year exceeded expectations, as that is typically a positive indicator of the trajectory of our business and is consistent with commercial conversations we are having.
“We continue to expect that 2018 will be an improvement over 2017, and as usual, believe the second half of the year will be stronger than the first half. We are seeing signs of heightened activity in our business and expect increasing momentum throughout the year. The acceleration in new program activity, which is driving the growth in backlog, is the best near-term indicator of the velocity in our business. In addition, our data library is exceptionally well positioned for the uptick in upcoming license round activity. Our Imaging Services and E&P Advisors groups remain fully utilized on attractive projects and are seeing increased demand for their services and a growing backlog year-over-year.
“We are focused on executing against our three primary strategic objectives. The first objective is to shift our business away from exploration and closer to the reservoir, where capital is flowing. Our 3D reimaging programs offshore Mexico and Brazil have been extremely successful, and we were awarded multiple large proprietary ocean bottom imaging contracts that leverage our cutting-edge full waveform inversion algorithms to produce sharper, more detailed reservoir images. We are also seeing strong interest for a number of 4Sea components due to their ability to dramatically improve the safety and efficiency of ocean bottom imaging. We are taking this technology to market in an asset light way, offering it to the growing number of OBS service providers and sharing in the value our technology delivers.
“Our second objective is to broaden and diversify our offerings into adjacent markets. The E&P industry is extremely cyclical and we already have leading market share in many of the areas where we participate in the seismic market. We transformed our core command and control platform to optimize a wide variety of offshore operations and this quarter we launched an enterprise version of Marlin that transitions from a services-led to an off-the-shelf solution. We have also solved some significant marine sensing, positioning and communications challenges with our Devices technology, and we are gaining traction with these offerings in relevant adjacent markets. For example, we recently evolved our industry-leading compass from our positioning solution to help navigate underwater diver propulsion devices in GPS-deprived environments. There is a lot more potential to diversify as we strategically evaluate where to focus our efforts.
“The third objective is to de-lever our balance sheet. The successful public equity offering in February 2018 was a big step forward in reducing our debt and potentially allows us to become debt-free in the foreseeable future. This February, ION issued and sold 1,820,000 shares of common stock at a public offering price of $27.50 per share, and also issued warrants allowing purchasers to buy an additional 1,820,000 shares of common stock. A portion of the $47.2 million net proceeds from the offering were used to retire our third lien notes of $28.5 million. The warrants have an exercise price of $33.60 per share, are immediately exercisable, and will expire March 21, 2019. If the warrants are exercised in full prior to their expiration, we will receive additional proceeds of $61.2 million. The successful public equity offering is not only an endorsement of our asset light strategy, but also recognition of the velocity in our business and our underlying value. The combination of the capital raised plus the potential exercise of the warrants in the next 12 months, along with our current liquidity and free cash flow throughout 2018, should position us with cash by early 2019 well in excess of the second lien notes coming due in 2021, reducing net debt to less than zero.”
FIRST QUARTER 2018
The Company’s segment revenues for the first quarter were as follows (in thousands):

	Three Months Ended March 31,
	2018	2017	% Change
E&P Technology & Services	$24,568	$23,310	5%
Operations Optimization	8,940	9,246	(3)%
Ocean Bottom Integrated Technologies	—	—	—
Total	$33,508	$32,556	3%
Within the E&P Technology & Services segment, total multi-client revenues were $19.7 million, an increase of 12%, with new venture revenues increasing 98% and data library revenues decreasing 44% from the first quarter 2017. The majority of new venture revenues were from the Company’s 3D multi-client reimaging programs offshore Mexico and Brazil, as well as revenues from new 2D multi-client programs the Company launched in 2017. Total multi-client revenues came from diverse geographic areas in Mexico, Brazil, Argentina, Nigeria, East Africa, the Mediterranean and across the Caribbean. Imaging Services revenues were $4.9 million, a 15% decrease. The decrease in Imaging Services revenues was attributable to the Company’s strategic shift toward higher return multi-client programs. Internal imaging work for multi-client programs is reflected as part of new venture or data library revenues, depending on program status, whereas revenues from proprietary imaging projects are reflected as part of Imaging Services.
Within the Operations Optimization segment, Optimization Software & Services revenues were $4.8 million, a 12% increase from the first quarter 2017. Excluding the effect of foreign currencies, Optimization Software & Services revenues were up 7% in local currency (British pound sterling). Devices revenues were $4.2 million, a 17% decrease from the first quarter 2017. Devices continues to be impacted by reduced seismic contractor activity, resulting in further declines in new system sales as well as repair and replacement revenues.
The Ocean Bottom Integrated Technologies segment contributed no revenues during the first quarter.
ION’s consolidated gross margin for the quarter was 20%, compared to 19% in the first quarter 2017. Gross margin in the E&P Technology & Services increased slightly to 18%, compared to 17% one year ago. Operations Optimization gross margin was 48%, down from 52% in the first quarter 2017, primarily due to change in revenue mix.
Consolidated operating expenses were $19.5 million, down from $20.0 million in the first quarter 2017. Operating margin was (38)%, compared to (43)% in the first quarter 2017. The improvement in operating margin was the result of the modest increase in revenues, coupled with the reduction in operating expenses.
CONFERENCE CALL
The Company has scheduled a conference call for Thursday, May 3, 2018, at 10:00 a.m. Eastern Time that will include a slide presentation to be posted in the Investor Relations section of the ION website by 9:00 a.m. Eastern Time. To participate in the conference call, dial (877) 407-0672 at least 10 minutes before the call begins and ask for the ION conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until May 17, 2018. To access the replay, dial (877) 660-6853 and use pass code 13678424#.
Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting www.iongeo.com. An archive of the webcast will be available shortly after the call on the Company’s website.

About ION
ION develops and leverages innovative technologies, creating value through data capture, analysis and optimization to enhance critical decision-making, enabling superior returns. For more information, visit iongeo.com.
Contact
Steve Bate
Executive Vice President and Chief Financial Officer
+1.281.552.3011

The information herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include information and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the risks associated with the timing and development of ION Geophysical Corporation's products and services; pricing pressure; decreased demand; changes in oil prices; and political, execution, regulatory, and currency risks. These risks and uncertainties also include risks associated with the WesternGeco litigation and other related proceedings. We cannot predict the outcome of this litigation or the related proceedings. For additional information regarding these various risks and uncertainties, including the WesternGeco litigation, see our Form 10-K for the year ended December 31, 2017, filed on February 8, 2018. Additional risk factors, which could affect actual results, are disclosed by the Company in its fillings with the Securities and Exchange Commission ("SEC"), including its Form 10-K, Form 10-Qs and Form 8-Ks filed during the year. The Company expressly disclaims any obligation to revise or update any forward-looking statements.

Tables to follow

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2018	2017
Service revenues	$25,086	$23,828
Product revenues	8,422	8,728
Total net revenues	33,508	32,556
Cost of services	22,329	22,299
Cost of products	4,326	4,156
Gross profit	6,853	6,101
Operating expenses:
Research, development and engineering	4,255	3,495
Marketing and sales	5,098	4,486
General, administrative and other operating expenses	10,140	12,032
Total operating expenses	19,493	20,013
Loss from operations	(12,640)	(13,912)
Interest expense, net	(3,836)	(4,464)
Other expense, net	(791)	(5,068)
Loss before income taxes	(17,267)	(23,444)
Income tax expense (benefit)	1,072	(418)
Net loss	(18,339)	(23,026)
Net income attributable to noncontrolling interest	(87)	(316)
Net loss attributable to ION	$(18,426)	$(23,342)
Net loss per share:
Basic	$(1.44)	$(1.98)
Diluted	$(1.44)	$(1.98)
Weighted average number of common shares outstanding
Basic	12,813	11,818
Diluted	12,813	11,818

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

ASSETS	March 31, 2018	December 31, 2017
Current assets:
Cash and cash equivalents	$50,750	$52,056
Accounts receivable, net	29,750	19,478
Unbilled receivables	16,349	37,304
Inventories	14,728	14,508
Prepaid expenses and other current assets	5,754	7,643
Total current assets	117,331	130,989
Deferred income tax asset	1,877	1,753
Property, plant, equipment and seismic rental equipment, net	50,007	52,153
Multi-client data library, net	84,433	89,300
Goodwill	25,188	24,089
Intangible assets, net	1,374	1,666
Other assets	843	1,119
Total assets	$281,053	$301,069
LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$1,014	$40,024
Accounts payable	22,817	24,951
Accrued expenses	26,195	38,697
Accrued multi-client data library royalties	28,324	27,035
Deferred revenue	11,330	8,910
Total current liabilities	89,680	139,617
Long-term debt, net of current maturities	116,916	116,720
Other long-term liabilities	12,938	13,926
Total liabilities	219,534	270,263
Equity:
Common stock	139	120
Additional paid-in capital	950,464	903,247
Accumulated deficit	(873,347)	(854,921)
Accumulated other comprehensive loss	(17,054)	(18,879)
Total stockholders’ equity	60,202	29,567
Noncontrolling interest	1,317	1,239
Total equity	61,519	30,806
Total liabilities and equity	$281,053	$301,069

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2018	2017
Cash flows from operating activities:
Net loss	$(18,339)	$(23,026)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization (other than multi-client data library)	2,523	4,677
Amortization of multi-client data library	9,793	9,258
Stock-based compensation expense	812	634
Accrual for loss contingency related to legal proceedings	—	5,000
Deferred income taxes	(117)	(1,909)
Change in operating assets and liabilities:
Accounts receivable	(10,084)	4,756
Unbilled receivables	20,919	(5,348)
Inventories	(164)	(274)
Accounts payable, accrued expenses and accrued royalties	(10,155)	(2,488)
Deferred revenue	2,381	7,193
Other assets and liabilities	3,039	3,368
Net cash provided by operating activities	608	1,841
Cash flows from investing activities:
Cash invested in multi-client data library	(9,240)	(3,363)
Purchase of property, plant, equipment and seismic rental assets	(61)	(49)
Net cash used in investing activities	(9,301)	(3,412)
Cash flows from financing activities:
Payments under revolving line of credit	(10,000)	—
Payments on notes payable and long-term debt	(29,144)	(1,706)
Net proceeds from issuance of stock	47,219	—
Other financing activities	(575)	(286)
Net cash provided by (used in) financing activities	7,500	(1,992)
Effect of change in foreign currency exchange rates on cash, cash equivalents and restricted cash	(113)	409
Net decrease in cash, cash equivalents and restricted cash	(1,306)	(3,154)
Cash, cash equivalents and restricted cash at beginning of period	52,419	53,433
Cash, cash equivalents and restricted cash at end of period	$51,113	$50,279
The following table is a reconciliation of cash and cash equivalents to total cash, cash equivalents, and restricted cash:

	Three months ended March 31,
	2018	2017
Cash and cash equivalents	$50,750	$49,640
Restricted cash included in prepaid expenses and other current assets	60	285
Restricted cash included in other long-term assets	303	354
Total cash, cash equivalents, and restricted cash shown in statement of cash flows	$51,113	$50,279

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
SUMMARY OF SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2018	2017
Net revenues:
E&P Technology & Services:
New Venture	$13,726	$6,949
Data Library	5,948	10,606
Total multi-client revenues	19,674	17,555
Imaging Services	4,894	5,755
Total	24,568	23,310
Operations Optimization:
Devices	4,158	4,990
Optimization Software & Services	4,782	4,256
Total	8,940	9,246
Ocean Bottom Integrated Technologies	—	—
Total	$33,508	$32,556
Gross profit (loss):
E&P Technology & Services	$4,343	$4,010
Operations Optimization	4,311	4,787
Ocean Bottom Integrated Technologies	(1,801)	(2,696)
Total	$6,853	$6,101
Gross margin:
E&P Technology & Services	18%	17%
Operations Optimization	48%	52%
Ocean Bottom Integrated Technologies	—%	—%
Total	20%	19%
Income (loss) from operations:
E&P Technology & Services	$(794)	$(1,096)
Operations Optimization	786	1,549
Ocean Bottom Integrated Technologies	(2,829)	(4,008)
Support and other	(9,803)	(10,357)
Loss from operations	(12,640)	(13,912)
Interest expense, net	(3,836)	(4,464)
Other expense, net	(791)	(5,068)
Loss before income taxes	$(17,267)	$(23,444)

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
Reconciliation of Adjusted EBITDA to Net Loss
(Non-GAAP Measure)
(In thousands)
(Unaudited)
The term Adjusted EBITDA represents net loss before interest expense, interest income, income taxes, depreciation and amortization charges, and other charges including, without limitation, changes in the loss contingency reserve related to legal proceedings. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income (loss) or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included Adjusted EBITDA as a supplemental disclosure because its management believes that Adjusted EBITDA provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. Additionally, due to the recent increase in the Company’s stock price and impact of reflecting its stock appreciation awards at their fair value, the Company is presenting Adjusted EBITDA, excluding the impact of stock appreciation awards, to assist in the comparability to its prior year results.

	Three Months Ended March 31,
	2018	2017
Net loss	$(18,339)	$(23,026)
Interest expense, net	3,836	4,464
Income tax expense (benefit)	1,072	(418)
Depreciation and amortization expense	12,316	13,935
Accrual for loss contingency related to legal proceedings	—	5,000
Stock appreciation rights expense	1,243	—
Adjusted EBITDA	$128	$(45)

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
Reconciliation of Special Items to Net Loss per Share
(Non-GAAP Measure)
(In thousands, except per share data)
(Unaudited)
The financial results are reported in accordance with GAAP. However, management believes that certain non-GAAP performance measures may provide users of this financial information, additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure is adjusted income (loss) from operations or adjusted net income (loss), which excludes certain charges or amounts. This adjusted income (loss) amount is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for income (loss) from operations, net income (loss) or other income data prepared in accordance with GAAP. See the tables below for supplemental financial data and the corresponding reconciliation to GAAP financials for the three months ended March 31, 2018 and 2017:

	Three Months Ended March 31, 2018				Three Months Ended March 31, 2017
	As Reported	Special Items		As Adjusted	As Reported	Special Items		As Adjusted
Net revenues	$33,508	$—		$33,508	$32,556	$—		$32,556
Cost of sales	26,655	—		26,655	26,455	—		26,455
Gross profit	6,853	—		6,853	6,101	—		6,101
Operating expenses	19,493	(1,243)	(1)	18,250	20,013	—		20,013
Loss from operations	(12,640)	1,243		(11,397)	(13,912)	—		(13,912)
Interest expense, net	(3,836)	—		(3,836)	(4,464)	—		(4,464)
Other expense, net	(791)	—		(791)	(5,068)	5,000	(2)	(68)
Income tax expense (benefit)	1,072	—		1,072	(418)			(418)
Net loss	(18,339)	1,243		(17,096)	(23,026)	5,000		(18,026)
Net income attributable to noncontrolling interest	(87)	—		(87)	(316)	—		(316)
Net loss attributable to ION	$(18,426)	$1,243		$(17,183)	$(23,342)	$5,000		$(18,342)
Net loss per share:
Basic	$(1.44)			$(1.34)	$(1.98)			$(1.55)
Diluted	$(1.44)			$(1.34)	$(1.98)			$(1.55)
Weighted average number of common shares outstanding
Basic	12,813			12,813	11,818			11,818
Diluted	12,813			12,813	11,818			11,818

(1)	Represents stock appreciation right awards expense in the first quarter 2018

(2)	Represents an accrual related to the WesternGeco legal contingency during the first quarter 2017